The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.
Subject to Completion Preliminary Pricing Supplement dated August 2, 2011
Preliminary Pricing Supplement No. 106 to Product Prospectus Supplement No. EPN-1 dated April 7, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 August 2, 2011
The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$ RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar

■   300% upside participation at maturity in any increase in the value of an equally weighted Basket which tracks the value of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (yuan) (each, a “Reference Currency”), based on the currency exchange rate of each Reference Currency relative to the U.S. dollar (the “Base Currency”). The value of the Basket will increase if the Reference Currencies strengthen relative to the Base Currency.
■   The method of calculating the value of the Basket (i) will result in a less than 1-to-1 increase in the value of the Basket if the Reference Currencies strengthen relative to the Base Currency, (ii) will result in the value of the Basket increasing at a diminishing rate the greater the appreciation of the Reference Currencies relative to the Base Currency and (iii) will effectively result in a cap of 100% on any increase in the value of the Basket.
■   Full downside exposure to any decrease in the value of the Basket in excess of the 15.25% Buffer Amount.
■   The method of calculating the value of the Basket (i) will result in a greater than 1-to-1 decrease in the value of the Basket if the Reference Currencies weaken relative to the Base Currency, (ii) will result in the value of the Basket decreasing at an increasing rate the greater the depreciation of the Reference Currencies relative to the Base Currency and (iii) creates the possibility that a decline in the value of a single Reference Currency relative to the Base Currency could account for a substantial loss of your investment in the securities, regardless of the performance of any other Reference Currency relative to the Base Currency. Potential for substantial loss if the value of the Basket falls below the Buffer Value.
■   Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.
■   24-month term (approximately).
■   No periodic interest payments.
■   No listing on any securities exchange.
$1,000 Original Offering Price per RBS Enhanced Participation NoteTM with Fixed Buffer
Expected* dates:
Pricing Date:	August 3, 2011
Settlement Date:	August 8, 2011
Maturity Date:	August 7, 2013
CUSIP / ISIN No.: 78009PBF7 / US78009PBF71
*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same. See also “Clearance and Settlement” on page PS-18 of this pricing supplement.

The RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August   , 2013 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6 and “Additional Risk Factors” on page PS-7 of this pricing supplement and “Risk Factors” beginning on page S-16 of Product Prospectus Supplement No. EPN-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount (2)	$ 10.00	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 990.00	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price. This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-21 of the product supplement. The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
(2) RBS Securities Inc. (“RBSSI”) has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by The Royal Bank of Scotland plc on the settlement date in consideration for its role in marketing the securities. No securities will be sold by RBSSI to or through SIP America in this offering. For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

RBS Securities Inc. August , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Summary

The RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August   , 2013 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  The securities provide investors with enhanced upside participation in an increase, if any, in the value of an equally weighted basket, which tracks the value of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (yuan), based on the currency exchange rate of each Reference Currency relative to the U.S. dollar (the “Basket”), subject to an embedded cap of 100% on any increase in the value of the Basket, which is equivalent to a cap on the maximum return per security at maturity of 300% over the Original Offering Price.  Investors should be of the view that the value of the Basket will increase from the Initial Value to the Final Value (that is, the Reference Currencies will strengthen relative to the U.S. dollar over the term of the securities).  Investors will not receive any interest payments and must be willing to accept the risk of losing some or substantially all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	24 months (approximately)
Basket:
An equally weighted basket, which tracks the value of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (yuan) (each, a “Reference Currency”), based on the currency exchange rate of each Reference Currency relative to the U.S. dollar (the “Base Currency”). Each Reference Currency and the Base Currency form an “Underlying Currency Pair.”  Each Underlying Currency Pair is a “Basket Component,” equally weighted at 25% each.

Participation Rate:
300%.  This represents three times upside participation in any increase in the value of the Basket from the Initial Value to the Final Value, subject to an embedded cap of 100% on any increase in the value of the Basket, which is equivalent to a cap on the maximum return per security at maturity of 300% over the Original Offering Price.  Please see “Additional Risk Factors—The securities are subject to an embedded maximum return, resulting in a cap of 100% on any increase in the value of the Basket” in this pricing supplement.

Initial Value:	Set to 100 on the pricing date.
Final Value:
On the Valuation Date, the Calculation Agent will calculate the Final Value of the Basket based on the sum of the weighted return of each Underlying Currency Pair from its Initial Exchange Rate to its Final Exchange Rate, determined as described under “The Basket” in this pricing supplement. The weighted return of each Underlying Currency Pair will be equal to:
25%  x   Initial Exchange Rate – Final Exchange Rate
                               Initial Exchange Rate
Please see “Additional Risk Factors—The method of calculating the return of the Underlying Currency Pairs will diminish the effect on the Basket of any Reference Currency appreciation and magnify the effect on the Basket of any Reference Currency depreciation relative to the Base Currency” and “Additional Risk Factors—The return for any Underlying Currency Pair may be less than -100% , and a depreciation of any Underlying Currency Pair may have a significant impact on the value of the Basket” in this pricing supplement.

Reference Return:
Measures the percentage increase or decrease in the value of the Basket from the Initial Value to the Final Value, and will be equal to:
Final Value – Initial Value; subject to a minimum of -100%
          Initial Value

Initial Exchange Rate:
For each Underlying Currency Pair, the currency exchange rate of the relevant Reference Currency relative to the Base Currency on the pricing date (expressed as the number of units of the applicable Reference Currency for which one unit of the Base Currency can be exchanged), subject to postponement if a Market Disruption Event occurs or is continuing on the pricing date with respect to any Underlying Currency Pair, and determined as described under “The Basket” in this pricing supplement.

Final Exchange Rate:
For each Underlying Currency Pair, the currency exchange rate of the relevant Reference Currency relative to the Base Currency on the Valuation Date (expressed as the number of units of the applicable Reference Currency for which one unit of the Base Currency can be exchanged), determined as described under “The Basket” in this pricing supplement.

Buffer Amount (%):	15.25% (representing a protection against any decrease in the value of the Basket up to the Buffer Value).
Buffer Value:	84.75
Valuation Date:
August   , 2013, the third Market Measure Business Day before the Maturity Date. If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date with respect to any Underlying Currency Pair or if the scheduled Valuation Date is not a Market Measure Business Day for any Underlying Currency Pair, the Valuation Date for such Underlying Currency Pair will be postponed as described under “The Basket” herein.

Maturity Date:	August , 2013. If the Valuation Date is postponed for any Underlying Currency Pair, the Maturity Date will be the third business day following the last such Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Examples of Payment at Maturity Calculations

Set forth below are four hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values:

•	the Participation Rate of 300%;

•	the Buffer Amount of 15.25% (representing a protection against any decrease in the value of the Basket up to the Buffer Value);

•	the Initial Value of 100; and

•	the Buffer Value of 84.75.

For each of the examples below, the Calculation Agent will determine the Final Value in the manner set forth under “The Basket—Hypothetical Calculations of the Return for Each Underlying Currency Pair and the Final Value.”  Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 70 (which is 30% below the Initial Value), representing a decrease in the value of the Basket by more than the Buffer Amount:

Reference Return	=	70 – 100	=	-30%
100

Payment at Maturity (per security) = $1,000 + [$1,000 x (-30% + 15.25%)] = $852.50 (i.e., a 14.75% loss).

If the value of the Basket has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Basket beyond the Buffer Amount, and you could lose some or most (up to 84.75% of the Original Offering Price) of your investment.

EXAMPLE 2 — The hypothetical Final Value is 84.75 (which is 15.25% below the Initial Value), representing a decrease in the value of the Basket equal to the Buffer Amount:

Reference Return	=	84.75 – 100	=	-15.25%
100

Payment at Maturity (per security) = $1,000 (i.e., a 0% return).

If the value of the Basket has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price.

EXAMPLE 3 — The hypothetical Final Value is 115 (which is 15% above the Initial Value):

Reference Return	=	115 – 100	=	15%
100

Payment at Maturity (per security) = $1,000 + ($1,000 x 300% x 15%) = $1,450 (i.e. a 45% return).

If the value of the Basket has increased from the Initial Value to the Final Value, the Payment at Maturity will equal (a) the $1,000 Original Offering Price plus (b) the Original Offering Price multiplied by three times the Reference Return.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical Payments at Maturity per security for a range of hypothetical Final Values of the Basket from +50% to -50%.

The graph and chart reflect the Participation Rate of 300%, the Buffer Amount of 15.25%, the Initial Value of 100 and the Buffer Value of 84.75. The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Final Value, which will be determined on the Valuation Date.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity. The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the currencies included in the Basket.

HYPOTHETICAL PAYMENT AT MATURITY
Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
150.00	50.00%	150.00%	$2,500.00
140.00	40.00%	120.00%	$2,200.00
130.00	30.00%	90.00%	$1,900.00
120.00	20.00%	60.00%	$1,600.00
110.00	10.00%	30.00%	$1,300.00
105.00	5.00%	15.00%	$1,150.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
84.75	-15.25%	0.00%	$1,000.00
80.00	-20.00%	-4.75%	$952.50
70.00	-30.00%	-14.75%	$852.50
60.00	-40.00%	-24.75%	$752.50
50.00	-50.00%	-34.75%	$652.50

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Risk Factors

There are important differences between the securities and a conventional debt security. An investment in the securities involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-16 of the product supplement. We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or all of your investment in the securities.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the value of the Basket may not increase the value of your securities prior to maturity.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such reports, opinions or recommendations could affect the value of the Basket and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are unclear.

•	The securities are subject to currency exchange risk.

•	An investment in the securities is not the same as a direct investment in the Basket or in the Underlying Currency Pairs that comprise the Basket.

•	The liquidity, trading value and amounts payable under the securities could be affected by the actions of the governments of Brazil, Russia, India, China and the United States.

•	Global financial crises may heighten currency exchange risks.

•	Even though the currencies comprising an Underlying Currency Pair may be traded around-the-clock, the securities will not be so traded.

•	The absence of last-sale and other information about the currencies in an Underlying Currency Pair may affect the value of the securities.

•	Suspension or disruptions of market trading in currencies comprising an Underlying Currency Pair may adversely affect the value of the securities.

•	Changes in the value of the Underlying Currency Pairs may offset each other.

•	The securities are payable only in U.S. dollars and you will have no right to receive any payments in any Reference Currency.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Additional Risk Factors

•
The method of calculating the return of the Underlying Currency Pairs will diminish the effect on the Basket of any Reference Currency appreciation and magnify the effect on the Basket of any Reference Currency depreciation relative to the Base Currency. The method of calculating the return of each Underlying Currency Pair, and hence the Final Value of the Basket, will result in a less than 1-to-1 increase in the return of any Underlying Currency Pair if the corresponding Reference Currency strengthens relative to the Base Currency. This means that if the Reference Currencies each strengthen relative to the Base Currency by a certain percentage, the corresponding return on each Underlying Currency Pair (and, consequently, the Final Value of the Basket) will increase by a smaller percentage. Conversely, the method of calculating the return on each Underlying Currency Pair, and hence the Final Value of the Basket, will result in a greater than 1-to-1 decrease in the return of any Underlying Currency Pair if the corresponding Reference Currency weakens relative to the Base Currency. This means that if the Reference Currencies each weaken relative to the Base Currency by a certain percentage, the corresponding return on each Underlying Currency Pair (and, consequently, the Final Value of the Basket) will decrease by a greater percentage.

For example, assuming the Initial Exchange Rate for a Reference Currency relative to the Base Currency is 1.0, if such Reference Currency appreciates relative to the Base Currency by 10% such that the Final Exchange Rate is 0.9091, the applicable return of the Underlying Currency Pair will only be 9.09%; conversely, if such Reference Currency depreciates relative to the Base Currency by 10% such that the Final Exchange Rate is 1.1111, the applicable return of the Underlying Currency Pair will be -11.11%. Further, assuming the Initial Exchange Rate for a Reference Currency relative to the Base Currency is 1.0, if such Reference Currency appreciates relative to the Base Currency by 30% such that the Final Exchange Rate is 0.7692, the applicable return of the Underlying Currency Pair will only be 23.08%; conversely, if such Reference Currency depreciates relative to the Base Currency by 30% such that the Final Exchange Rate is 1.4286, the applicable return of the Underlying Currency Pair will be -42.86%.

Further, as demonstrated by the table below, the method of calculating the return of the Underlying Currency Pairs also will result in (i) the value of the Basket increasing at a diminishing rate the greater the appreciation of the Reference Currencies relative to the Base Currency and (ii) the value of the Basket decreasing at an increasing rate the greater the depreciation of the Reference Currencies relative to the Base Currency. To illustrate the above, for comparison purposes, see column (c) and column (d) in the table below.

Accordingly, your Payment at Maturity may be less than if you had invested in similar securities that use a different method for calculating currency returns or if you had invested directly in the Underlying Currency Pair (i.e., the Reference Currency/Base Currency exchange rate).

Hypothetical Underlying Currency Pair Returns for a Range of Hypothetical Final Exchange Rates:

Initial Exchange Rate(1)	Final Exchange Rate(1)	Appreciation of the Reference Currency Relative to the Base Currency	Return of the Underlying Currency Pair(2)	Final Value of the Basket(3)	Payment at Maturity per Security(4)
(a)	(b)	(c)	(d)	(e)	(f)
1.0000	0.6667	50%	33.33%	133.33	$1,999.90
1.0000	0.6897	45%	31.03%	131.03	$1.930.90
1.0000	0.7143	40%	28.57%	128.57	$1,857.10
1.0000	0.7407	35%	25.93%	125.93	$1,777.90
1.0000	0.7692	30%	23.08%	123.08	$1,692.40
1.0000	0.8000	25%	20.00%	120.00	$1,600.00
1.0000	0.8333	20%	16.67%	116.67	$1,500.00
1.0000	0.8696	15%	13.04%	113.04	$1,391.20
1.0000	0.9091	10%	9.09%	109.09	$1,272.70
1.0000	0.9524	5%	4.76%	104.76	$1,142.80
1.0000	1.0000	0%	0.00%	100.00	$1,000.00
1.0000	1.0526	-5%	-5.26%	94.74	$1,000.00
1.0000	1.1111	-10%	-11.11%	88.89	$1,000.00
1.0000	1.1765	-15%	-17.65%	82.35	$976.00
1.0000	1.2500	-20%	-25.00%	75.00	$902.50
1.0000	1.3333	-25%	-33.33%	66.67	$819.20
1.0000	1.4286	-30%	-42.86%	57.14	$723.90
1.0000	1.5385	-35%	-53.85%	46.15	$614.00
1.0000	1.6667	-40%	-66.67%	33.33	$485.80
1.0000	1.8182	-45%	-81.82%	18.18	$334.30
1.0000	2.0000	-50%	-100.00%	0.00	$152.50

(1)	The number of units of Reference Currency per unit of Base Currency.

(2)	Equal to: Initial Exchange Rate – Final Exchange Rate Initial Exchange Rate

(3)
The hypothetical Final Value of the Basket presented above assumes that the performance of each of the four Reference Currencies is identical.  The Final Value will be determined based on the weighted return of each Underlying Currency Pair, which is equal to the return set forth in column (d) multiplied by 0.25, and not based on the appreciation of each Reference Currency relative to the Base Currency, as set forth in column (c).  The Final Value is equal to 100 + 100 x (sum of the weighted return for each Underlying Currency Pair).

(4)
Hypothetical Payment at Maturity per security assuming that the performance of each of the four Reference Currencies are identical and are as set forth in the table above.  See page PS-3 of this pricing supplement to determine the Payment at Maturity per security.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

•
The securities are subject to an embedded maximum return, resulting in a cap of 100% on any increase in the value of the Basket.  Because the return of each Underlying Currency Pair is expressed as (a) the applicable Initial Exchange Rate minus the applicable Final Exchange Rate divided by (b) the applicable Initial Exchange Rate, in no event will the return of any Underlying Currency Pair be equal to or greater than 100%.  As a result, the Final Value of the Basket will never reach or exceed 200, the value of the Basket will not increase by more than 100%, and the maximum return per security at maturity will not exceed 300% over the original offering price.

•
The return for any Underlying Currency Pair may be less than -100%, and a depreciation of any Underlying Currency Pair may have a significant impact on the value of the Basket.  Although the securities are linked to the performance of an equally weighted basket of four Underlying Currency Pairs, due to the method of calculating the return of each Underlying Currency Pair, the return for any Underlying Currency Pair may be less than -100%, but will never be equal to or greater than 100%.  This means that a significant depreciation of any single Reference Currency relative to the Base Currency could account for a loss of up to $847.50 per $1,000 of your investment, and any appreciation of the other Reference Currencies relative to the Base Currency may not be significant enough to offset such loss.

•
Because the Reference Currencies are emerging market currencies, the Basket is subject to an increased risk of significant fluctuations. The securities are linked to the performance of an equally weighted basket of four Reference Currencies, which are emerging market currencies. There is an increased risk of significant adverse fluctuations in the performance of the emerging market currencies as they are currencies of less developed and less stable economies. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the Basket and the value of the securities.

•
The recent global financial crisis or any future financial crisis can be expected to heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the U. S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the U.S. dollar. For example, the Russian Central Bank devalued the Russian ruble several times at the end of 2008 in response to economic and market conditions. In addition, the Brazilian government has recently taken various actions to prevent further strengthening of the Brazilian real against the U.S. dollar, including a tax on currency derivatives announced on July 27, 2011. Following the announcement, the Brazilian real has weakened by more than 2% relative to the U.S. dollar as of the date of this pricing supplement, down from a 12-year high. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Basket and the value of the securities.

•
The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government, and further changes in the Chinese government’s management of the Chinese renminbi (yuan) could affect the U.S. dollar-Chinese renminbi (yuan) exchange rate.  The exchange rate between the Chinese renminbi (yuan) and the U.S. dollar is managed by the Chinese government. For example, in July 2005, the People’s Bank of China announced that the Chinese renminbi (yuan) would trade in a narrow band against an unnamed basket of currencies and would not be pegged to the U.S. dollar. More recently, in June 2010, the People’s Bank of China announced that it may explore a policy of allowing a gradual appreciation of the Chinese renminbi (yuan) relative to the U.S. dollar. The management of the Chinese renminbi (yuan) and the policies of the Chinese government with respect to its currency will depend on many factors beyond our control. Due to the Chinese government’s management of the valuation of the Chinese renminbi (yuan), its price movements may not contribute significantly to either an increase or decrease in the value of the Basket. However, future changes in the Chinese government’s management of the Chinese renminbi (yuan) may result in significant movements in the U.S. dollar-Chinese renminbi (yuan) exchange rate. Assuming the value of all the other Reference Currencies remains constant relative to the U.S. dollar, a decrease in the value of the Chinese renminbi (yuan) relative to the U.S. dollar, whether as a result of a change in the government’s management of the currency or for other reasons, would result in a decrease in the value of the Basket and would therefore adversely affect the value of the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Investor Considerations

You may wish to consider an investment in the securities if:

•
You anticipate that the value of the Basket will increase from the Initial Value to the Final Value. In other words, you anticipate that the Reference Currencies will strengthen relative to the Base Currency over the term of the securities.

•	You accept that your investment may result in a loss, which could be significant, if the Final Value of the Basket is less than the Initial Value by more than the Buffer Amount.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the fluctuations in the value of the Basket.

•	You seek full principal protection or preservation of capital invested.

•
You believe the value of the Basket will decrease from the Initial Value or that the value of the Basket will not increase sufficiently over the term of the securities to provide you with your desired return.

•	You anticipate that the Reference Currencies will weaken relative to the U.S. dollar over the term of the securities.

•	You seek interest payments or other current income on your investment.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

The Basket

The securities are designed to allow investors to participate in the movements of the Basket over the term of the securities. The Basket is designed to track the value of an equally weighted investment in the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (yuan), based on the currency exchange rate of each Reference Currency relative to the U.S. dollar. The securities provide upside participation at maturity if the value of the Basket increases (that is, the Reference Currencies strengthen relative to the Base Currency) over the term of the securities.

The exchange rate for each Reference Currency is expressed as the number of units of the applicable Reference Currency for which one unit of the Base Currency can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant Reference Currency has weakened against the Base Currency, and a decrease in the applicable exchange rate means that the value of the relevant Reference Currency has strengthened against the Base Currency. If investing in the securities, investors should be of the view that the value of the Basket will increase over the term of the securities (that is, the Reference Currencies will strengthen relative to the Base Currency from their Initial Exchange Rate, determined on the pricing date, to their Final Exchange Rate, determined on the Valuation Date).

Determining the Initial Exchange Rate and the Final Exchange Rate

For each Reference Currency, the Initial Exchange Rate and the Final Exchange Rate will be determined as follows:

•
Brazilian real: the number of Brazilian reais for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”) on page BRFR (PTAX offer rate), or any substitute page thereto, at approximately 1:00 p.m. in Sao Paulo, Brazil.

•
Russian ruble: the number of Russian rubles for which one U.S. dollar can be exchanged as reported by Reuters on page EMTA, or any substitute page thereto, at approximately 10:00 a.m. in London, England.

•	Indian rupee: the number of Indian rupees for which one U.S. dollar can be exchanged as reported by Reuters on page RBIB, or any substitute page thereto, at approximately 12:30 p.m. in Mumbai, India.

•
Chinese renminbi (yuan): the number of Chinese renminbi (yuan) for which one U.S. dollar can be exchanged as reported by Reuters on page SAEC, or any substitute page thereto, at approximately 9:30 a.m. in Beijing, China.

Market Disruption Events and Postponements

Initial Exchange Rate

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on the pricing date as to any Underlying Currency Pair, the Calculation Agent will establish the Initial Exchange Rate for such Underlying Currency Pair based on the exchange rate for the applicable Reference Currency, as quoted above, on the first Market Measure Business Day for such Underlying Currency Pair following the pricing date on which no Market Disruption Event occurs or is continuing with respect to such Underlying Currency Pair. In the event that a Market Disruption Event occurs or is continuing with respect to that Underlying Currency Pair on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the Calculation Agent (not later than the close of business in New York City on the second scheduled Market Measure Business Day following the pricing date) will determine (or, if not determinable, estimate) the Initial Exchange Rate for such Underlying Currency Pair in good faith and in a manner which the Calculation Agent considers commercially reasonable under the circumstances. In making its determination, the Calculation Agent may take into account spot quotations for such Underlying Currency Pair and any other information that it deems relevant. The final pricing supplement will set forth each Initial Exchange Rate and a brief statement of facts relating to the determination of the Initial Exchange Rate for any Underlying Currency Pair affected by a Market Disruption Event. The Initial Exchange Rate for any Underlying Currency Pair that is not affected by a Market Disruption Event will be determined on the pricing date.

Final Exchange Rate

If the Calculation Agent determines that (i) a Market Disruption Event occurs or is continuing on the scheduled Valuation Date with respect to any Underlying Currency Pair or (ii) the scheduled Valuation Date is not a Market Measure Business Day for any Underlying Currency Pair by reason of an extraordinary event, occurrence, declaration or otherwise, the Valuation Date for such Underlying Currency Pair will be the immediately succeeding Market Measure Business Day for such Underlying Currency Pair where no Market Disruption Event occurs or is continuing; provided that no Valuation Date for any Underlying Currency Pair will be postponed by more than five (5) business days beyond the original Valuation Date. For any Underlying Currency Pair that is not impacted by either (i) or (ii) above, the Valuation Date will be the originally scheduled Valuation Date. If there is no Market Measure Business Day for an Underlying Currency Pair on which no Market Disruption Event occurs or is continuing with respect to such Underlying Currency Pair from and including the original Valuation Date through and including the fifth business day after the original Valuation Date, the Final Exchange Rate for such Reference Currency will be determined (or, if not determinable, estimated) by the Calculation Agent in good faith and in a manner which the Calculation Agent considers commercially reasonable

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under the circumstances on the fifth business day after the original Valuation Date, regardless of any occurrence or continuance of any Market Disruption Event on such date.

A “Market Disruption Event” means, for any Underlying Currency Pair, a determination by the Calculation Agent in its sole discretion that the exchange rate for such Underlying Currency Pair is not quoted on the applicable page indicated above at the specified time on the pricing date (for purposes of determining the Initial Exchange Rate) or the Valuation Date (for purposes of determining the Final Exchange Rate).

A “Market Measure Business Day” means, with respect to any Underlying Currency Pair, a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York City and the principal financial center for the relevant Reference Currency (i.e., Sao Paulo, Brazil, with respect to the Brazilian real; Moscow, Russia, with respect to the Russian ruble; Mumbai, India, with respect to the Indian rupee; and Beijing, China, with respect to the Chinese renminbi (yuan)).

Computation of the Value of the Basket

The Initial Value will be set to 100 on the pricing date.

The Final Value will be equal to the value of the Basket on the Valuation Date, which will be equal to: 100 + 100 x (the sum of the weighted return for each Underlying Currency Pair), rounded to two decimal places.

The weighted return in respect of each Underlying Currency Pair will be determined by the Calculation Agent as follows:

25% x	Initial Exchange Rate – Final Exchange Rate
Initial Exchange Rate

The Initial Component Weight of 25% in the formula above with respect to each Underlying Currency Pair reflects an equal weighting in the Basket for each Underlying Currency Pair.

The formula above will result in the return of an Underlying Currency Pair being positive when its Reference Currency strengthens relative to the Base Currency and being negative when its Reference Currency weakens relative to the Base Currency. Assuming the exchange rates for the other Reference Currencies remain the same, any strengthening of a Reference Currency relative to the Base Currency will result in an increase in the Final Value while any weakening of such Reference Currency relative to the Base Currency will result in a decrease in the Final Value.

The strengthening of a Reference Currency relative to the Base Currency will result in a decrease in the applicable exchange rate, while the weakening of a Reference Currency relative to the Base Currency will result in an increase in the applicable exchange rate.

The Initial Exchange Rate for each Underlying Currency Pair will be determined on the pricing date, subject to postponement as described above, and set forth in the final pricing supplement.

The Final Exchange Rate for each Underlying Currency Pair will be determined on the Valuation Date, subject to postponement as described above.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Hypothetical Calculations of the Return for Each Underlying Currency Pair and the Final Value

Set forth below are two examples of calculations of hypothetical weighted returns for each Underlying Currency Pair (rounded to four decimal places) and hypothetical Final Value (rounded to two decimal places) based on hypothetical Initial Exchange Rates (which are based upon each exchange rate as reported on Bloomberg on July 29, 2011) and assuming hypothetical Final Exchange Rates for each Reference Currency as follows.

EXAMPLE 1 —

Reference Currency	Initial Component Weight	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Underlying Currency Pair Return
Brazilian real	25.00%	1.5493	2.2930	-12.0000%
Russian ruble	25.00%	27.6119	20.9850	6.0000%
Indian rupee	25.00%	44.1881	58.3283	-8.0000%
Chinese renminbi (yuan)	25.00%	6.4370	8.4968	-8.0000%

The hypothetical weighted return for each Underlying Currency Pair is determined as follows:

Brazilian real	= 25.00% x	1.5493 – 2.2930	= -12.0000%
1.5493
Russian ruble	= 25.00% x	27.6119 – 20.9850	= 6.0000%
27.6119
Indian rupee	= 25.00% x	44.1881 – 58.3283	= -8.0000%
44.1881
Chinese renminbi (yuan)	= 25.00% x	6.4370 – 8.4968	= -8.0000%
6.4370

The hypothetical Final Value would be 78.00, determined as follows:

100 + 100 x (sum of the return for each Underlying Currency Pair), rounded to two decimal places

100 + 100 x (-12.0000% + 6.0000% - 8.0000% - 8.0000%)

100 + 100 x (-22.0000%) = 78.00

EXAMPLE 2 —

Reference Currency	Initial Component Weight	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Underlying Currency Pair Return
Brazilian real	25.00%	1.5493	1.7352	-3.0000%
Russian ruble	25.00%	27.6119	15.4627	11.0000%
Indian rupee	25.00%	44.1881	45.9556	-1.0000%
Chinese renminbi (yuan)	25.00%	6.4370	4.3772	8.0000%

The hypothetical weighted return for each Underlying Currency Pair is determined as follows:

Brazilian real	= 25.00% x	1.5493 – 1.7352	= -3.0000%
1.5493
Russian ruble	= 25.00% x	27.6119 – 15.4627	= 11.0000%
27.6119
Indian rupee	= 25.00% x	44.1881 – 45.9556	= -1.0000%
44.0762
Chinese renminbi (yuan)	= 25.00% x	6.4370 – 4.3772	= 8.0000%
6.4370

The hypothetical Final Value would be 115.00, determined as follows:

100 + 100 x (sum of the return for each Underlying Currency Pair), rounded to two decimal places

100 + 100 x (-3.0000% + 11.0000% - 1.0000% + 8.0000%)

100 + 100 x (15.0000%) = 115.00

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

HISTORICAL INFORMATION

The following graphs set forth the historical performance of each Reference Currency relative to the Base Currency, expressed in terms of the amount of the applicable Reference Currency that can be exchanged for one unit of the Base Currency. These exchange rates were obtained from publicly available information on Bloomberg.

The historical performances presented below are for illustrative purposes only and are not indicative of the future performance of the Reference Currencies or the Basket or what the value of the securities will be. Any historical upward or downward trend in the value of the Reference Currencies relative to the Base Currency during any period set forth below is not an indication that the Reference Currency is more or less likely to increase or decrease relative to the Base Currency at any time during the term of the securities. You cannot predict the future performance of the Reference Currencies, the Basket, or the securities based on the historical performance of the Reference Currencies. Neither we nor RBSG can guarantee that the value of the Reference Currencies will increase relative to the Base Currency or that the value of the Basket will increase over the term of the securities.

The following graphs show the historical daily performance of each Reference Currency relative to the U.S. dollar from January 3, 2006 through July 29, 2011. As described above, the exchange rate for each Reference Currency is expressed as the number of units of the applicable Reference Currency for which one unit of the Base Currency can be exchanged. As a result, the higher values below represent the weakest that currency was relative to the Base Currency, while the lower values below represent the strongest that currency was relative to the Base Currency for the given quarter. These exchange rates should not be taken as an indication of the future performance of any of the Reference Currencies or the Basket, or as an indication of whether, or to what extent, the Final Value will be greater than the Initial Value.

Brazilian real

The following graph shows the historical daily performance of the Brazilian real relative to the U.S. dollar from January 3, 2006 through July 29, 2011. On July 29, 2011, the exchange rate for the Brazilian real was 1.5493 Brazilian reais per U.S. dollar, as reported by Bloomberg. The Initial Exchange Rate for the Brazilian real will be determined by the Calculation Agent on the pricing date and set forth in the final pricing supplement.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Russian ruble

The following graph shows the historical daily performance of the Russian ruble relative to the U.S. dollar from January 3, 2006 through July 29, 2011. On July 29, 2011, the exchange rate for the Russian ruble was 27.6119 Russian rubles per U.S. dollar, as reported by Bloomberg. The Initial Exchange Rate for the Russian ruble will be determined by the Calculation Agent on the pricing date and set forth in the final pricing supplement.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Indian rupee

The following graph shows the historical daily performance of the Indian rupee relative to the U.S. dollar from January 3, 2006 through July 29, 2011. On July 29, 2011, the exchange rate for the Indian rupee was 44.0762 Indian rupees per U.S. dollar, as reported by Bloomberg. The Initial Exchange Rate for the Indian rupee will be determined by the Calculation Agent on the pricing date and set forth in the final pricing supplement.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Chinese renminbi (yuan)

The following graph shows the historical daily performance of the Chinese renminbi (yuan) relative to the U.S. dollar from January 3, 2006 through July 29, 2011. On July 29, 2011, the exchange rate for the Chinese renminbi (yuan) was 6.4419 Chinese renminbi (yuan) per U.S. dollar, as reported by Bloomberg. The Initial Exchange Rate for the Chinese renminbi (yuan) will be determined by the Calculation Agent on the pricing date and set forth in the final pricing supplement.

While historical information on the Basket will not exist before the pricing date, the following graph sets forth hypothetical daily historical values of the Basket from January 3, 2006 through July 29, 2011 based upon historical exchange rates as of the end of each day. For purposes of this graph, the value of the Basket was set to 100 as of January 3, 2006 and the value of the Basket as of the end of each day is based upon the hypothetical Final Value of the Basket as of the end of that day, calculated as described in the section “The Basket” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Basket or what the value of the securities may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Final Value will be greater than the Initial Value.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering. RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.  RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us. RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession. You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement. In addition, RBSSI has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by RBS on the settlement date in consideration for its role in marketing the securities. No securities will be sold by RBSSI to or through SIP America in this offering.

RBSSI is an affiliate of ours and RBSG. RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer. RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions. RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities. See “Use of Proceeds; Hedging” in the accompanying product supplement.

To the extent the total aggregate amount of the securities being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which may constitute up to 15% of the total aggregate amount of the securities, and to hold such securities initially for its own investment purposes. See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise. Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

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Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated April 7, 2011. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. EPN-1 dated April 7, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001325/dp21933_424b5.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG. RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Enhanced Participation NotesTM with Fixed Buffer Linked to a BRIC Currency Basket Relative to the U.S. Dollar due August , 2013

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs. RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure. These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products. The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance. All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor. These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments. These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements. These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer. You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities. If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements. These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion. You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset. These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy. You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles. These investments can play an important role as a portion of a diversified investment portfolio. In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.